Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

first american Financial reports Third quarter 2017 Results

—Reports Earnings of 19 Cents per Diluted Share, Including 89 Cents per Share Expense for Pension Termination—

SANTA ANA, Calif., Oct. 26, 2017 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2017.

Current Quarter Highlights

•	Pension termination completed resulting in a $152.4 million expense, or 89 cents per diluted share
•	Total revenue of $1.5 billion, up 1 percent compared with last year
•	Title Insurance and Services segment pretax margin of 13.0 percent
•	Purchase revenues up 10 percent compared with last year
-	Average revenue per order up 7 percent
-	Closed orders per day up 5 percent
•	Commercial revenues of $175.5 million, up 6 percent compared with last year
•	Title Insurance and Services segment loss provision rate of 4.0 percent
•	Specialty Insurance segment total revenues up 8 percent, with a pretax margin of 5.2 percent
•	Debt-to-capital ratio of 18.2 percent as of Sept. 30, 2017
•	Title-related acquisitions closed totaling $87.3 million
•	Cash flow from operations of $220.9 million

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	September 30,
	2017	2016
Total revenue	$1,519.6	$1,508.3
Income before taxes	18.0	166.9

Net income	$21.4	$107.3
Net income per diluted share	0.19	0.96

Total revenue for the third quarter of 2017 was $1.5 billion, an increase of 1 percent relative to the third quarter of 2016. Net income in the current quarter was $21.4 million, or 19 cents per diluted share, compared with net income of $107.3 million, or 96 cents per diluted share, in the third quarter of 2016. The current quarter results include an expense of $152.4 million, or 89 cents per diluted share, for the completion of the company’s pension plan termination. Net realized investment losses in the current quarter were $7.0 million, or 4 cents per diluted share, compared with net realized gains of $9.5 million, or 6 cents per diluted share, in the third quarter of last year. In addition, this quarter’s effective tax rate of negative 17.9 percent includes a benefit of $8.1 million, or 7 cents per diluted share, primarily related to certain settlements with taxing authorities and tax benefits recorded in connection with the termination of the pension plan.

“In the third quarter, our company continued to deliver strong operating results,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “We are seeing sustained growth

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First American Financial Reports Third Quarter 2017 Results

in our purchase business, with revenues up 10 percent this quarter, and the positive momentum in our commercial business continued, with revenues up 6 percent from last year. The refinance market, while down sharply from last year, is currently stable and we have adjusted our cost structure to match the lower order volumes. During the quarter, we also saw additional benefit from growth in investment income driven by the increase in short-term interest rates.

“Noteworthy acquisitions this quarter included the purchase of a leading title agency in Nevada and the buyout of our majority joint venture partner in a title information company.

“The recent hurricanes and wildfires resulted in extreme hardships for many people, including a number of First American’s employees and customers. While our immediate focus was on helping our impacted employees and providing them with the resources they needed, I’m proud of how hard our people worked to get our operations back up and running, allowing us to quickly resume service to our customers. We ultimately expect the company’s financial results will not be significantly impacted.

“As we enter the fourth quarter, we are optimistic given the expected seasonal strength in our commercial business and the continued growth of the purchase market.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	September 30,
	2017	2016
Total revenues	$1,397.3	$1,395.7

Income before taxes	$181.2	$188.7
Pretax margin	13.0%	13.5%

Direct open orders	278,300	364,900
Direct closed orders	214,300	268,400

U.S. Commercial
Total revenues	$175.5	$165.9
Open orders	31,200	31,500
Closed orders	19,400	20,300
Average revenue per order	$9,000	$8,200

Total revenues for the Title Insurance and Services segment during the third quarter were $1.4 billion, essentially flat compared with the same quarter of 2016. Direct premiums and escrow fees were down 1 percent compared with the third quarter of 2016, driven by a 20 percent decline in the number of direct title orders closed that was largely offset by a 24 percent increase in the average revenue per direct title order. The growth in the average revenue per direct title order to $2,298 was primarily attributable to the shift in the order mix to higher-premium residential purchase and commercial transactions, higher average revenue per order from commercial transactions, and higher residential real estate values. Agent premiums were up 1 percent in the current quarter compared with last year, largely reflecting the normal reporting lag of approximately one quarter.

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First American Financial Reports Third Quarter 2017 Results

Information and other revenues were $199.3 million this quarter, an increase of $11.3 million, or 6 percent, compared with the same quarter of last year. This increase was driven by a $23.6 million impact from recent acquisitions, partially offset by lower revenues from the company’s default and mortgage-related information products, which largely resulted from the decline in overall market activity.

Investment income was $37.9 million in the third quarter, up $8.9 million, or 31 percent, primarily due to the increase in short-term interest rates that drove higher interest income in our tax-deferred property exchange business and our floating rate mortgage-backed securities portfolio. In addition, investment income benefited from an increase in average invested balances in our debt securities portfolio. Net realized investment losses totaled $7.2 million in the current quarter, compared with gains of $8.4 million in the third quarter of 2016.

Personnel costs were $421.8 million in the third quarter, an increase of $12.5 million, or 3 percent, compared with the same quarter of 2016. The increase was driven by a $17.4 million impact from recent acquisitions and $9.0 million in out-of-period personnel expenses, partially offset by $13.9 million in lower costs across a number of categories, including temporary labor costs and overtime.

Other operating expenses were $196.5 million in the third quarter, down $1.7 million, or 1 percent, compared with the third quarter of 2016. An increase of $10.5 million from recent acquisitions was more than offset by $12.2 million in expense reductions, primarily due to lower production-related expense from the decline in order volume and lower software, legal and bad debt expense compared with last year.

The provision for policy losses and other claims was $46.7 million in the third quarter, or 4.0 percent of title premiums and escrow fees, compared with a 5.5 percent loss provision rate in the third quarter of 2016. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $34.4 million in the third quarter, an increase of $11.4 million, or 49 percent, compared with the same period last year. The increase was primarily attributable to a $4.7 million title plant write-off and higher amortization expense associated with internally developed technology and purchased software licenses.

Pretax income for the Title Insurance and Services segment was $181.2 million in the third quarter, compared with $188.7 million in the third quarter of 2016. Pretax margin was 13.0 percent in the current quarter, including a 40 basis point margin impact from net realized investment losses, compared with 13.5 percent last year, which included a 50 basis point margin impact for net realized gains.

Specialty Insurance

($ in millions)

	Three Months Ended
	September 30,
	2017	2016
Total revenues	$118.5	$109.8

Income before taxes	$6.2	$1.8
Pretax margin	5.2%	1.6%

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First American Financial Reports Third Quarter 2017 Results

Total revenues for the Specialty Insurance segment were $118.5 million in the third quarter of 2017, an increase of 8 percent compared with the third quarter of 2016. The increase in revenues was driven by higher premiums earned in the home warranty business line. The loss ratio in the home warranty business declined significantly this quarter compared with last year due to lower claim frequency and severity. The decrease in claim severity was primarily due to operational improvements in our claims management processes. In addition, both claim severity and frequency benefited, to some extent, from favorable weather conditions as compared with last year. Our property and casualty business experienced high claim losses in the quarter due to higher claim severity and frequency. However, the overall loss ratio for the segment still declined to 65.2 percent compared with 69.0 percent last year. As a result, the segment’s pretax margin in the current quarter was 5.2 percent, compared with 1.6 percent in the third quarter of last year.

Teleconference/Webcast

First American’s third quarter 2017 results will be discussed in more detail on Thursday, Oct. 26, 2017, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 9, 2017, by dialing 201-612-7415 and using the conference ID 13672053. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With total revenue of $5.6 billion in 2016, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016 and again in 2017, First American was named to the Fortune 100 Best Companies to Work For® list. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of

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First American Financial Reports Third Quarter 2017 Results

Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Third Quarter 2017 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total revenues	$1,519,568	$1,508,344	$4,291,040	$4,071,589

Income before income taxes	$17,962	$166,931	$285,996	$396,130
Income taxes	(3,224)	59,539	84,846	133,615
Net income	21,186	107,392	201,150	262,515
Less: Net (loss) income attributable to noncontrolling interests	(197)	72	(772)	545
Net income attributable to the Company	$21,383	$107,320	$201,922	$261,970

Net income per share attributable to stockholders:
Basic	$0.19	$0.97	$1.81	$2.37
Diluted	$0.19	$0.96	$1.80	$2.36

Cash dividends declared per share	$0.38	$0.34	$1.06	$0.86

Weighted average common shares outstanding:
Basic	111,799	110,571	111,578	110,423
Diluted	112,575	111,251	112,254	111,006

Selected Title Insurance Segment Information
Title orders opened(1)	278,300	364,900	837,500	1,015,600
Title orders closed(1)	214,300	268,400	619,500	705,700
Paid title claims	50,317	48,151	149,088	159,092

(1) U.S. direct title insurance orders only.

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First American Financial Reports Third Quarter 2017 Results

First American Financial Corporation
Selected Balance Sheet Information
(in thousands, unaudited)

	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$1,141,915	$1,006,138
Investments	5,391,123	5,140,699
Goodwill and other intangible assets, net	1,220,590	1,096,315
Total assets	9,347,047	8,831,777
Reserve for claim losses	1,021,648	1,025,863
Notes and contracts payable	734,091	736,693
Total stockholders’ equity	$3,293,894	$3,008,179

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First American Financial Reports Third Quarter 2017 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
September 30, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$651,104	$538,063	$113,041	$—
Agent premiums	629,186	629,186	—	—
Information and other	201,819	199,271	2,814	(266)
Net investment income	44,460	37,901	2,468	4,091
Net realized investment (losses) gains(1)	(7,001)	(7,159)	158	—
	1,519,568	1,397,262	118,481	3,825
Expenses
Personnel costs	599,380	421,849	18,478	159,053
Premiums retained by agents	497,911	497,911	—	—
Other operating expenses	218,959	196,455	16,537	5,967
Provision for policy losses and other claims	120,349	46,689	73,660	—
Depreciation and amortization	36,000	34,363	1,599	38
Premium taxes	19,900	17,871	2,029	—
Interest	9,107	925	—	8,182
	1,501,606	1,216,063	112,303	173,240

Income (loss) before income taxes	$17,962	$181,199	$6,178	$(169,415)

Three Months Ended		Title	Specialty	Corporate
September 30, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$649,726	$544,427	$105,299	$—
Agent premiums	625,953	625,953	—	—
Information and other	188,727	187,979	754	(6)
Net investment income	34,422	28,986	2,595	2,841
Net realized investment gains(1)	9,516	8,382	1,134	—
	1,508,344	1,395,727	109,782	2,835
Expenses
Personnel costs	438,692	409,345	17,347	12,000
Premiums retained by agents	495,130	495,130	—	—
Other operating expenses	219,959	198,147	14,603	7,209
Provision for policy losses and other claims	137,015	64,352	72,663	—
Depreciation and amortization	24,491	22,994	1,401	96
Premium taxes	18,288	16,301	1,987	—
Interest	7,838	752	—	7,086
	1,341,413	1,207,021	108,001	26,391

Income (loss) before income taxes	$166,931	$188,706	$1,781	$(23,556)

(1) Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Third Quarter 2017 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,819,193	$1,492,258	$326,935	$—
Agent premiums	1,757,796	1,757,796	—	—
Information and other	586,179	578,549	8,427	(797)
Net investment income	117,109	99,181	7,118	10,810
Net realized investment gains(1)	10,763	9,335	1,428	—
	4,291,040	3,937,119	343,908	10,013
Expenses
Personnel costs	1,458,928	1,222,277	53,632	183,019
Premiums retained by agents	1,387,608	1,387,608	—	—
Other operating expenses	649,182	579,431	50,588	19,163
Provision for policy losses and other claims	333,695	130,037	203,658	—
Depreciation and amortization	96,292	91,471	4,697	124
Premium taxes	52,527	46,973	5,554	—
Interest	26,812	2,576	—	24,236
	4,005,044	3,460,373	318,129	226,542

Income (loss) before income taxes	$285,996	$476,746	$25,779	$(216,529)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,775,615	$1,471,338	$304,277	$—
Agent premiums	1,653,990	1,653,990	—	—
Information and other	526,575	524,199	2,394	(18)
Net investment income	92,717	81,389	7,085	4,243
Net realized investment gains(1)	22,692	19,202	3,490	—
	4,071,589	3,750,118	317,246	4,225
Expenses
Personnel costs	1,239,129	1,154,225	51,149	33,755
Premiums retained by agents	1,303,838	1,303,838	—	—
Other operating expenses	622,995	559,141	43,563	20,291
Provision for policy losses and other claims	366,473	171,994	194,479	—
Depreciation and amortization	70,905	66,510	4,107	288
Premium taxes	48,692	43,488	5,204	—
Interest	23,427	2,107	—	21,320
	3,675,459	3,301,303	298,502	75,654

Income (loss) before income taxes	$396,130	$448,815	$18,744	$(71,429)

(1) Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Third Quarter 2017 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total revenues	$1,397,262	$1,395,727	$3,937,119	$3,750,118
Less: Net realized investment (losses) gains	(7,159)	8,382	9,335	19,202
Net investment income	37,901	28,986	99,181	81,389
Premiums retained by agents	497,911	495,130	1,387,608	1,303,838
Net operating revenues	$868,609	$863,229	$2,440,995	$2,345,689

Personnel and other operating expenses	$618,304	$607,492	$1,801,708	$1,713,366
Ratio (% net operating revenues)	71.2%	70.4%	73.8%	73.0%
Ratio (% total revenues)	44.3%	43.5%	45.8%	45.7%

Change in net operating revenues	$5,380		$95,306
Change in personnel and other operating expenses	10,812		88,342
Success Ratio(1)	201%		93%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Third Quarter 2017 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information (1)
(unaudited)

	Q317	Q217	Q117	Q416	Q316
Open Orders per Day
Purchase	2,156	2,313	1,977	1,623	2,110
Refinance	1,379	1,319	1,236	1,777	2,574
Refinance as % of residential orders	39%	36%	38%	52%	55%
Commercial	495	506	507	484	492
Default and other	387	544	468	403	525
Total open orders per day	4,417	4,681	4,187	4,287	5,702

Closed Orders per Day
Purchase	1,724	1,718	1,298	1,504	1,645
Refinance	985	910	1030	1758	1714
Refinance as % of residential orders	36%	35%	44%	54%	51%
Commercial	309	324	310	340	318
Default and other	384	390	448	475	518
Total closed orders per day	3,402	3,342	3,085	4,076	4,194

Average Revenue per Order (ARPO)
Purchase	$2,336	$2,319	$2,215	$2,206	$2,193
Refinance	928	907	912	899	880
Commercial	9,024	8,589	7,617	8,808	8,162
Default and other	230	201	238	199	170

Total ARPO	$2,298	$2,294	$2,035	$1,958	$1,859

Business Days	63	64	62	62	64

(1) U.S. operations only.

Totals may not add due to rounding.

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